                                                                     EXHIBIT 3.7


                        ASSIGNMENT OF MEMBERSHIP INTEREST
                                       AND
                        AMENDMENT OF OPERATING AGREEMENT

THIS ASSIGNMENT OF MEMBERSHIP INTEREST AND AMENDMENT OF OPERATING AGREEMENT (this "Assignment"), is executed as of January 11, 2000 (the "Effective Date") by and between AK Steel Corporation (the "Assignor") and AKS Investments, Inc. (the "Assignee").

                                    RECITALS:
                                    --------

     A. Pursuant to a merger between the Assignor and Armco Inc., the Assignor became a member of Douglas Dynamics, L.L.C. (the "Company"), with the Assignor owning a one percent interest in the Company.

     B. The Assignee seeks to become a member of the Company.

     C. The Assignor desires to assign to the Assignee an interest in the Company so that after such transaction the Assignee will own a one percent interest in the Company.

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

     1. Assignment by the Assignor. The Assignor hereby transfers and assigns to
        --------------------------
the Assignee, all right, title and interest of the Assignor in a one percent membership interest in the Company, including a one percent interest of the Assignor's net profit and capital interests in the Company as of the Effective Date. As a result of this assignment, the interests in the Company will be owned as specified below:

          (a) Assignee, a one percent (1%) interest; and

          (b) DDI Holdings, Inc., a Delaware corporation, a ninety-nine percent (99%) interest.

     2. Assignment by the Assignee. The Assignee accepts said transfer and
        --------------------------
assignment of the membership interest in the Company as described above.

     3. Amendment to Operating Agreement. The Assignee and the Assignor agree
        --------------------------------
that this Assignment shall be an amendment to the Operating Agreement of the Company dated June 29, 1995 (the "Operating Agreement"). As a part of this Assignment, the Assignor and the Assignee hereby agree that Section VI of the Operating Agreement shall be replaced in its entirety and amended to read as follows:

SECTION VI. TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS

     6.1. Transfers
          ---------

     6.1.1. No Person may Transfer all or any portion of or any interest or rights in the Person's Membership Rights or Interest; provided, however, that nothing herein shall prohibit a transfer of a Person's Membership Rights or Interest to a wholly owned, direct or indirect, subsidiary of AK Steel Corporation.

     6.1.2. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. Except as otherwise provided herein, the Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect.

     6.2. Withdrawal. Except as otherwise provided herein, no Member shall have
          ----------
the right to cause such Member's Withdrawal from the Company, and any Member who shall intentionally or voluntarily cause a Withdrawal shall be in breach of this Agreement and liable to the other Members and the Company for damages.

     4. Construction of the Assignment and the Operating Agreement. This
        ----------------------------------------------------------
Assignment and the Operating Agreement contain the entire agreement between the Assignor and the Assignee with respect to the subject matter of this Assignment and the Operating Agreement. This Assignment and the Operating Agreement shall be construed together to be one agreement between the parties. Except to the extent specifically provided in this Assignment, all of the terms of the Operating Agreement shall be binding and continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Effective Date.

                                  DDI HOLDINGS, INC.


                                  By: /s/ John J. Kuzman, Jr.
                                     -----------------------------------------
                                      John J. Kuzman, Jr.


                                  AK STEEL CORPORATION


                                  By: /s/ John G. Hritz
                                     -----------------------------------------
                                      John G. Hritz

                                  AKS INVESTMENTS, INC.

                                  By: /s/ Joseph W. Plye
                                     -----------------------------------------
                                      Joseph W. Plye


                                        3